Exhibit 99.1

Aspen Technology Announces Financial Results for Fourth-Quarter Fiscal Year 2006 and
Completion of Stock Option Review and Restatement

CAMBRIDGE, Mass. — September 28, 2006 — Aspen Technology, Inc. (Nasdaq: AZPN), a leading provider of software and services to the process industries, today announced financial results for its quarter and fiscal year ended June 30, 2006.

“Our fourth quarter financial results demonstrate that we finished fiscal 2006 with strong revenue, profitability and cash flow,” stated Mark Fusco, chief executive officer of AspenTech.  “We were pleased that we were able to complete our internal stock option review and related restatement process and to file our Annual Report on Form 10-K with the SEC today, as previously anticipated.  We remain focused on executing against our growth strategies, bringing our aspenONE solutions to market and delivering value to our customers.”

Fourth Quarter Fiscal 2006 Results

For the quarter ended June 30, 2006, AspenTech reported total revenue of $79.2 million, an increase of 10% from the prior year period.  Top line results were driven by license revenue of $44.4 million, which increased 20% from the prior year period.  Services revenue was even with the prior year period at $34.8 million.

For the quarter ended June 30, 2006, AspenTech’s income from operations, determined in accordance with generally accepted accounting principles (GAAP), was $8.3 million, or an operating margin of 11%.  GAAP operating expenses in the fourth quarter fiscal 2006 included $1.7 million of non-cash stock-based compensation, $1.5 million of payroll tax-related charges resulting from the stock option review, $1.7 million of non-cash amortization of intangibles associated with previous acquisitions and $0.7 million of restructuring charges and loss on sales and disposals of assets, all of which combined to reduce the company’s GAAP operating margin by approximately 700 basis points.

For the quarter ended June 30, 2005, the company reported a GAAP loss from operations of $22.8 million.  GAAP operating expenses in the fourth quarter fiscal 2005 included $0.7 million of non-cash stock-based compensation, $1.8 million of non-cash amortization of intangibles associated with previous acquisitions and $17.9 million of restructuring charges and loss on sales and disposals of assets

GAAP income applicable to common shareholders was $2.9 million in the fourth quarter of fiscal 2006, compared to a loss of $30.0 million in the same period last year.  GAAP income applicable to common shareholders included the impact of $3.9 million of accretion of preferred stock dividend and discount in the fourth quarter of fiscal 2006, and $3.7 million in the prior year period.

GAAP diluted income per share applicable to common shareholders was $0.05 for the quarter ended June 30, 2006, compared with a diluted loss per share applicable to common shareholders of $0.70 in the same period last year.  Of note, fourth quarter fiscal 2006 GAAP earnings per share were adversely impacted by $0.03 due to payroll tax-related charges resulting from the stock option review.

As previously reported, AspenTech had cash and cash equivalents of $86.3 million at June 30, 2006, an increase of 23% compared to the end of the prior quarter, and the company remains essentially debt-free. The increase in cash was primarily the result of strong cash flow from operations during the quarter.

Full Year Fiscal 2006 Results

For the fiscal year ended June 30, 2006, AspenTech reported total revenue of $293.3 million, an increase of 9% from the prior fiscal year.  Top line growth was driven by license revenue of $152.7 million, which increased 18% from the prior fiscal year.  Services revenue was even with the prior fiscal year at $140.6 million.

For the fiscal year ended June 30, 2006, AspenTech’s GAAP income from operations was $21.9 million, or an operating margin of 7%.  GAAP operating expenses in fiscal 2006 included $6.9 million of non-cash stock-based compensation, $2.3 million of payroll tax-related charges resulting from the stock option review, $7.1 million of non-cash, amortization of intangibles associated with previous acquisitions, and $4.9 million of restructuring charges and loss on sales and disposals of assets — all of which combined to reduce the company’s operating margin by approximately 700 basis points.

For the fiscal year ended June 30, 2005, AspenTech’s GAAP loss from operations was $68.8 million.   GAAP operating expenses in fiscal 2005 included $1.5 million of non-cash stock-based compensation, $0.2 million of payroll tax-related charges resulting from the stock option review, $7.1 million of non-cash, amortization of intangibles associated with previous acquisitions, and $39.3 million of restructuring charges and loss on sales and disposals of assets.

GAAP income applicable to common shareholders was $3.0 million in fiscal 2006, compared to a loss of $85.2 million in the prior fiscal year.  GAAP income applicable to common shareholders includes the impact of $15.4 million for the accretion of preferred stock dividend and discount in fiscal 2006, and $14.5 million in the prior fiscal year.

GAAP diluted income per share applicable to common shareholders was $0.06 for the fiscal year ended June 30, 2006, compared with a diluted loss per share applicable to common shareholders of $2.01 in the prior fiscal year.

Restatement of certain prior period financials completed

As previously disclosed, in connection with the preparation of AspenTech’s financial statements for the fiscal year ended June 30, 2006, a subcommittee of independent directors reviewed the company’s accounting treatment for stock option grants since its initial public offering in fiscal 1995.  Based upon the subcommittee’s review, the Audit Committee and company management determined that certain option grants during fiscal years 1995 through 2004 were accounted for improperly, and concluded that stock-based compensation associated with the grants was misstated in fiscal years 1995 through 2005 and in the nine months ended March 31, 2006.

The restatement effects of stock-based compensation charges resulted in charges totaling $1.0 million for the nine months ended March 31, 2006, $0.5 million for the year ended June 30, 2005, and $7.2 million for the year ended June 30, 2004.  The restatement also resulted in $50.1 million of charges for periods prior to fiscal 2004, which is reflected in the July 1, 2003 beginning accumulated deficit.

As previously disclosed, the restated financial statements also reflect the correction of errors relating to prior periods that were not previously recorded because the company believed they were not material either individually or in the aggregate.  These adjustments increased net income by approximately $2.5 million for the first three quarters of fiscal 2006, while increasing net loss by an aggregate of $1.9 million in fiscal years 2003, 2004 and 2005.

The effects of the restatement of financial results for prior fiscal periods are described in further detail in the company’s annual report on Form 10-K filed with the SEC earlier today.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, September 28, 2006, at 6:00 pm (EDT) to discuss the company’s financial results, business outlook, and related corporate and financial matters.  The live dial-in number is 877-239-3024, conference ID code 7759540. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link.  A replay of the call will be archived on AspenTech’s website and will also be available via telephone at 800-642-1687 or 706-645-9291, conference ID code 7759540, through October 5, 2006.

About AspenTech

Aspen Technology, Inc. provides industry-leading software and professional services that help process companies improve efficiency and profitability by enabling them to model, manage and control their operations.  The new generation of integrated aspenONE solutions is aligned with the key industry business processes, providing manufacturers the capabilities they need to optimize operational performance, make real-time decisions and synchronize the plant and supply chain.  Over 1,500 leading companies already rely on AspenTech’s software, including Bayer, BASF, BP, Chevron Corporation, DuPont, ExxonMobil, Fluor, GlaxoSmithKline, Sanofi-Aventis, Shell and Total.  For more information, visit www.aspentech.com.

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AspenTech, aspenONE and the aspen leaf logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.

Contacts

MEDIA CONTACT:

                                                                                Patrick Pecorelli
Aspen Technology, Inc.
(617) 949-1220
patrick.pecorelli@aspentech.com

INVESTOR CONTACT:

                                                                                Kori Doherty
Integrated Corporate Relations
(617) 217-2084
kdoherty@icrinc.com

— tables follow —

ASPEN TECHNOLOGY, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands except per share data)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
	(Unaudited)
REVENUES:
Software licenses	$44,387	$36,995	$152,686	$129,621
Service and other	34,776	34,802	140,564	140,373
Total revenues	79,163	71,797	293,250	269,994

COST OF REVENUES:
Cost of software licenses	4,168	4,157	16,805	16,864
Cost of service and other	18,794	19,357	72,492	82,744
Amortization of technology related intangible assets	1,739	1,782	7,070	7,112
Total cost of revenues	24,701	25,296	96,367	106,720

Gross profit	54,462	46,501	196,883	163,274

OPERATING COSTS:
Selling and marketing	23,178	26,128	84,010	96,275
Research and development	10,245	11,933	44,139	47,276
General and administrative	12,019	13,303	41,916	49,277
Restructuring charges	265	3,330	3,993	24,960
Loss on sales and disposals of assets	418	14,590	898	14,314
Total operating costs	46,125	69,284	174,956	232,102

Income (loss) from operations	8,337	(22,783)	21,927	(68,828)

Other income (expense), net	(79)	(396)	1,076	(481)
Interest income, net	1,422	219	4,049	2,034

Income (loss) before income tax provision	9,680	(22,960)	27,052	(67,275)

Income tax provision	(2,865)	(3,292)	(8,706)	(3,499)

Net income (loss)	6,815	(26,252)	18,346	(70,774)

Accretion of preferred stock discount and dividend	(3,874)	(3,703)	(15,383)	(14,450)

Income (loss) applicable to common shareholders	$2,941	$(29,955)	$2,963	$(85,224)

EARNINGS PER SHARE:
Income (loss) per share applicable to common shareholders - Basic	$0.06	$(0.70)	$0.07	$(2.01)
Income (loss) per share applicable to common shareholders - Diluted	$0.05	$(0.70)	$0.06	$(2.01)

Weighted average shares outstanding - Basic	46,989	42,942	44,627	42,381

Weighted average shares outstanding - Diluted	58,646	42,942	53,771	42,381

Supplemental information -

Three Months Ended		Year Ended
June 30,	June 30,	June 30,	June 30,
2006	2005	2006	2005
(Unaudited)

Stock-based compensation costs included in the Statements of Operations
Effective July 1, 2005, AspenTech adopted SFAS 123R, "Share-Based Payment," and uses the modified prospective method to value its share-based payments.  Accordingly, for the three months and year ended June 30, 2006, stock-based compensation was accounted for under SFAS 123R while for the three months and year ended June 30, 2005, stock-based compensation was accounted for under APB 25, "Accounting for Stock Issued to Employees," as permitted by SFAS 123.  The amounts in the attached Statements of Operations include stock-based compensation as follows:

Cost of service and other	$339	$27	$1,244	$128
Selling and marketing	566	20	2,126	94
Research and development	342	13	1,056	61
General and administrative	408	650	2,449	1,241

Total stock-based compensation	$1,655	$710	$6,875	$1,524

Payroll tax-related charges resulting from the stock option review included in the Statements of Operations

             As a result of the completion of the stock option review conducted by the subcommittee of independent directors, AspenTech has incurred certain payroll withholding and other tax charges.  The amounts in the attached Statements of Operations include payroll and other tax charges related to the stock option review, as follows:

Cost of service and other	$556	$11	$840	$61
Selling and marketing	397	8	600	42
Research and development	262	5	395	27
General and administrative	287	6	433	31

Total payroll and other tax costs associated with the stock option review	$1,502	$30	$2,268	$161

ASPEN TECHNOLOGY, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	June 30,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$86,272	$68,149
Accounts receivable, net	55,654	52,102
Unbilled services	8,518	9,826
Current portion of long-term installments receivable, net	12,123	5,355
Deferred tax asset	—	692
Prepaid expenses and other current assets	8,813	11,299

Total current assets	171,380	147,423

Long-term installments receivable, net	35,681	18,445
Retained interest in sold receivables, net	19,010	16,667
Equipment and leasehold improvements, net	8,351	10,956
Computer software development costs, net	15,456	17,411
Intangible assets, net	20,048	26,852
Purchased intellectual property, net	165	730
Deferred tax asset	1,595	1,354
Other assets	2,552	2,656

Total assets	$274,238	$242,494

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$247	$1,042
Accounts payable and accrued expenses	81,646	85,679
Deferred revenue	64,238	57,846
Total current liabilities	146,131	144,567

Long-term debt, less current maturities	149	338
Deferred revenue, less current portion	2,609	2,093
Deferred tax liability	1,309	2,760
Other liabilities	20,446	23,143

Redeemable preferred stock	125,475	121,210

Total stockholders’ equity (deficit)	(21,881)	(51,617

Total liabilities and stockholders’ equity (deficit)	$274,238	$242,494